Exhibit 5.2

Stoneridge West

41000 Woodward Avenue

Bloomfield Hills, Michigan 48304

T: 248 258 1616 F: 248 258 1439

butzel.com

April 16, 2015

ExamWorks Group, Inc.

3280 Peachtree Road NE

Suite 2625

Atlanta, GA 30305

Re:      ExamWorks Group, Inc. Registration Statement on Form S-3 (Registration No. 333–203274)

Ladies and Gentlemen:

We have acted as Michigan counsel for IME Software Solutions, LLC, a Michigan limited liability company, MES Group, Inc., a Michigan corporation, Medical Evaluation Specialists, Inc., a Michigan corporation, and MLS Group of Companies, Inc., a Michigan corporation (collectively, the “Michigan Guarantors”) in connection with certain matters arising out of the registration by ExamWorks Group, Inc., a Delaware corporation (the “Company”) of the issuance of up to $500,000,000.00 in the aggregate principal amount of the Company’s 5.625% senior notes due 2023 (the “Senior Notes”), covered by the above-referenced Registration Statement, and any amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Senior Notes are guaranteed by the guarantors named in the Indenture, dated as of April 16, 2015 (the “Base Indenture”), among the Company, the guarantors named therein including, without limitation, the Michigan Guarantors (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), relating to the Senior Notes, as supplemented by the supplemental indenture dated as of the date hereof (together with the Base Indenture, the “Indenture”). The Senior Notes and the Guarantees (as defined below) are governed by the Indenture.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments of the Michigan Guarantors as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the Registration Statement;

(ii)	the Indenture;

(iii)	the Senior Notes;

(iv)	the guarantees with respect to the Senior Notes issued by each of the Guarantors (individually, the “Guaranty” and, collectively, the “Guarantees”);

(v)

the certificate or articles of formation or incorporation, as applicable, of each of the Michigan Guarantors, certified as of April 1, 2015, by the Department of Licensing and Regulatory Affairs of the State of Michigan (“DLRA”) and the operating agreement or bylaws, as applicable, of each of the Michigan Guarantors as presently in effect as certified by the respective Secretary of each of the Michigan Guarantors as of the date hereof (collectively, the “Michigan Guarantor Charter Documents”);

(vi)

certificates of DLRA as to the incorporation or formation and good standing of each of the Michigan Guarantors under the laws of Michigan, as of April 1, 2015 (collectively, the “Good Standing Certificates”); and

(vii)

unanimous written consents or resolutions of the board of directors or members, as applicable, of each of the Michigan Guarantors, relating to the execution and delivery of, and the performance by each Michigan Guarantor of its respective obligations under, the Transaction Documents (as defined herein).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

The Senior Notes, the Guarantees and the Indenture are referred to herein, individually, as a “Transaction Document” and, collectively, as the “Transaction Documents.”

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due authorization, execution and delivery of the Transaction Documents by the Michigan Guarantors); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents were authentic and complete; (v) the legal capacity of all individuals executing documents; (vi) that the Transaction Documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Michigan Guarantors), enforceable against such parties (including the Michigan Guarantors) in accordance with their respective terms and that no Transaction Document has been amended or terminated orally or in writing except as has been disclosed to us; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Michigan Guarantors and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Michigan Guarantors.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinions:

1.     IME Software Solutions, LLC (the “Michigan LLC Guarantor”) is a limited liability company, duly formed, validly existing and in good standing according to the laws of the State of Michigan;

2.     MES Group, Inc., Medical Evaluation Specialists, Inc., and MLS Group of Companies, Inc. (collectively, the “Michigan Corporate Guarantors”), are each corporations, duly formed, validly existing and in good standing according to the laws of the State of Michigan;

3.     Each Michigan Guarantor has the full right, power and authority to own its respective property and assets, to carry on its respective business, and to execute and deliver and perform its obligations under the Guaranty to which it is a party;

4.     The execution, delivery and performance by the Michigan LLC Guarantor of the Guaranty to which it is a party (i) have been duly authorized by all necessary action on the part of the Michigan LLC Guarantor, (ii) will not violate the Articles of Organization or the Operating Agreement of the Michigan LLC Guarantor, and (iii) have been duly executed and delivered by the Michigan LLC Guarantor; and

5.     The execution, delivery and performance by each of the Michigan Corporate Guarantors of the Guaranty to which each is a party (i) have been duly authorized by all necessary action on the part of each of the Michigan Corporate Guarantors, (ii) will not violate the Articles of Incorporation or the By-Laws of the Michigan Corporate Guarantors, and (iii) have been duly executed and delivered by the Michigan Corporate Guarantors.

Our opinion set forth above is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith and reasonableness in the interpretation and enforcement of contracts, and the application of such principles to limit the availability of equitable remedies such as specific performance.

We are admitted to the practice of law in the State of Michigan and, without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the internal laws of the State of Michigan and the federal laws of the United States of America.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion may not be used or relied upon by any party other than the addressees for any purpose whatsoever without our prior written approval in each instance. Notwithstanding the foregoing, we hereby consent to being named as counsel to the Michigan Guarantors in the Registration Statement, to the references therein to our Firm and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Very truly yours,

/s/ Butzel Long, a professional corporation